Exhibit 99.1

PATHEON REPORTS FISCAL 2013 SECOND QUARTER RESULTS

Continued year over year growth in top-line and Adjusted EBITDA performance

TORONTO (June 3, 2013) - Patheon Inc. (TSX: PTI), a leading provider of contract development and commercial manufacturing services to the global pharmaceutical industry, with recently acquired proprietary products, announced today fiscal 2013 second quarter results.

Second Quarter Fiscal 2013 Financial Highlights

•

Revenues in the quarter increased to $253.9 million from $181.5 million in the same period last year, an increase of $72.4 million or 39.9 percent. Banner represented $54.6 million of the increase and therefore, Patheon standalone revenues grew 9.9 percent compared to the same period last year.

•	Gross profit in the quarter increased to $57.0 million from $34.0 million in the same period last year, an increase of $23.0 million or 67.6 percent.

•	Adjusted EBITDA increased in the quarter to $34.4 million from $16.5 million in the same period last year, an increase of $17.9 million.

•

Income from continuing operations in the quarter was $0.1 million compared to a loss from continuing operations of $79.6 million in the same period last year. Improved operating performance in the current quarter and an impairment charge of $57.9 million in the same period last year contributed primarily to the year over year favorability.

“We continue to see robust growth and improved performance in the legacy Patheon business, and the Banner integration is nearing completion. Our transformation initiatives have yielded strong results and we are continuing these operational excellence activities across the network, including at the newly acquired sites,” stated Jim Mullen, Chief Executive Officer. “As we strengthen core operations at all of our sites, we will continue to focus on optimizing efficiency, lowering costs and improving our ability to serve our customers.”

Fiscal 2013 Second Quarter and Six Month Period Ended April 30, 2013 Operating Results from Continuing Operations

Revenues for the second quarter increased $72.4 million, or 39.9 percent, to $253.9 million, from $181.5 million in the same period last year driven by growth in our existing business and $54.6 million of additional revenues resulting from the Banner acquisition.

Commercial manufacturing (CMO) revenues for the second quarter increased $72.5 million, or 49.3 percent, to $219.5 million, from $147.0 million in the same period last year. Pharmaceutical Development Services’ (PDS) revenues for the second quarter decreased $0.1 million, or (0.3) percent, to $34.4 million, from $34.5 million in the same period last year. This reflects the impact of the sale of Patheon’s clinical packaging business to Bellwyck Packaging Solutions in fiscal 2012. Excluding the impact of the sale, the PDS business grew by 3.3 percent compared to the same period last year.

Revenue for the six month period ended April 30, 2013 increased $132.0 million, or 39.4 percent, to $467.4 million, from $335.4 million in the same period last year driven by growth in our existing business and $77.9 million of additional revenue resulting from the Banner acquisition.

CMO revenues for the six month period ended April 30, 2013 increased $129.8 million, or 48.1 percent, to $399.6 million, from $269.8 million in the same period last year. PDS revenues for the six month period ended April 30, 2013 increased $2.2 million, or 3.4 percent, to $67.8 million, from $65.6 million in the same period last year. Excluding the impact of the sale of Patheon’s clinical packaging business in fiscal 2012, the PDS business grew by 7.4 percent over the same period last year.

Gross profit for the second quarter increased $23.0 million to $57.0 million, from $34.0 million in the same period last year. The increase in gross profit margin was driven by higher volumes and savings from our operational excellence initiatives, partially offset by $2.1 million in increased cost of goods sold related to the fair value mark up of Banner’s inventory from the acquisition, as well as $5.0 million in higher inventory write-offs and $3.1 million in product returns from a packaging site, primarily from Banner operations.

Gross profit for the six month period ended April 30, 2013 increased $51.0 million to $99.4 million, from $48.4 million for the same period last year. The increase in gross profit margin was driven by higher volumes and savings from our operational excellence initiatives, partially offset by $5.0 million in increased costs of goods sold related to the fair value mark up of Banner’s inventory from the acquisition, $6.0 million in higher inventory write-offs and $3.1 million in product returns from a packaging site, primarily from Banner operations.

Income from continuing operations for the second quarter was $0.1 million, or 0.1¢ per share, both basic and diluted, compared to a loss from continuing operations of $79.6 million, or 61.4¢ per share, both basic and diluted, in the same period last year.

Loss from continuing operations for the six month ended April 30, 2013 was $51.3 million, or 37.3¢ per share, both basic and diluted, compared to a loss from continuing operations of $98.9 million, or 76.3¢ per share, both basic and diluted, in the same period last year.

Adjusted EBITDA increased in the quarter to $34.4 million from $16.5 million in the same period last year, an increase of $17.9 million. The Adjusted EBITDA margin for the second quarter was 13.5 percent compared to 9.1 percent in the same period last year. Excluded from the current quarter Adjusted EBITDA calculations were integration-related charges of $6.1 million in product returns from a packaging site and inventory write-offs.

At the end of the second quarter of fiscal 2013, Patheon had liquidity of $115.3 million, an increase of $11.5 million from the fourth quarter in 2012, from cash and cash equivalents of $57.1 million and $58.2 million from available lines of credit.

Patheon continues to target annual savings from operational synergies from the Banner acquisition of approximately $12.5 million, with $6.5 million anticipated in fiscal 2013. As previously disclosed and consistent with the company’s strategy to strengthen core operations through a network-wide program of operational excellence, the company continues to transfer products from its Olds, Alberta facility to other Banner production sites and explore the potential sale of the premises. The wind down of the Olds, Alberta site should result in estimated annual savings of approximately $10.0 million, with approximately $2.0 million occurring in fiscal 2013. In addition, Patheon formalized the sale of its Caguas facility consistent with the company’s previously announced intent to consolidate its Puerto Rico operations. Operations at the Caguas site are expected to continue until the end of 2013, at which time the closing should result in additional savings of approximately $3.0 million in future fiscal years.

2013 Outlook

The company anticipates revenues for the combined enterprise to be in excess of $1 billion annually.

Conference Call

Patheon will host a conference call and webcast on Monday, June 3, 2013 at 10 a.m. Eastern Daylight Time. Interested parties are invited to access the conference call, via telephone, in listen-only mode, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to fifteen minutes in advance to avoid delays. The webcast and slides will be available for viewing during the call by accessing Patheon’s website at http://ir.patheon.com/events.cfm.

A telephone replay of the conference call will be available between Monday, June 3, 2013 and Monday, June 10, 2013 by dialing 1-855-859-2056 (toll free) or 1-403-451-9481, and by entering identification number 50853747, followed by the number key. The webcast and slides will be archived at http://ir.patheon.com/events.cfm.

About Patheon

Patheon Inc. (TSX: PTI) is a leading provider of contract development and commercial manufacturing services to the global pharmaceutical industry for a full array of solid and sterile dosage forms. Through the company’s recent acquisition of Banner Pharmacaps - a market leader in soft gelatin capsule technology - Patheon now also includes a proprietary products and technology business.

Patheon provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. The company’s integrated network consists of 17 locations, including 13 commercial contract manufacturing facilities and 12 development centers across North America and Europe. Patheon enables customer products to be launched with confidence anywhere in the world. For more information visit www.patheon.com.

Use of Non-GAAP Financial Measures

Commencing with the first quarter of fiscal 2013, we revised our calculation of Adjusted EBITDA to exclude stock-based compensation expense, consulting costs related to our operational initiatives and purchase accounting adjustments. We believe that excluding these items from Adjusted EBITDA better reflects our underlying performance. Based on the revisions to the definition of Adjusted EBITDA, we have recast the presentation of Adjusted EBITDA for the three and six months periods ended April 30, 2012 to be consistent with the current period presentation. Our Adjusted EBITDA (as revised) is now income (loss) from continuing operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition and integration costs (including certain product returns and inventory write-offs recorded in gross profit), gains and losses on sale of capital assets, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, consulting costs related to our operational initiatives, purchase accounting adjustments and other income and expenses. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance. Adjusted EBITDA is used by management as an internal measure of profitability. We have included Adjusted EBITDA because we believe that this measure is used by certain investors to assess our financial performance before non-cash charges and certain costs that we do not believe are reflective of our underlying business. A reconciliation of Adjusted EBITDA to the closest U.S. GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Our current material assumptions include assumptions related to our operational excellence initiatives and transformation activities, customer volumes, regulatory compliance, foreign exchange rates, employee severance costs associated with termination, and projected integration savings related to the Banner acquisition. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings, including our ability to achieve our intended objectives with respect to such transactions and integrate businesses that we may acquire; implementation of our operational excellence initiatives and transformation activities; our ability to effectively transfer business between facilities; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the existence of a significant shareholder; supply arrangements; pension plans; derivative financial instruments; and our dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and our subsequent filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Patheon Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of April 30, 2013	As of October 31, 2012
(in millions of U.S. dollars)	$	$
Assets
Current
Cash and cash equivalents	57.1	39.4
Accounts receivable	179.7	161.7
Inventories	139.9	82.3
Income taxes receivable	15.0	0.4
Prepaid expenses and other	13.4	11.9
Deferred tax assets - short-term	6.6	4.3

Total current assets	411.7	300.0

Capital assets	488.9	416.4
Intangible assets	73.5	—
Deferred financing costs	21.7	4.9
Goodwill	45.5	3.5
Investments	7.1	6.3
Other long-term assets	12.1	11.8

Total assets	1,060.5	742.9

Liabilities and shareholders’ equity
Current
Short-term borrowings	—	2.4
Accounts payable and accrued liabilities	201.1	186.2
Income taxes payable	0.3	5.7
Deferred revenues - short-term	16.5	13.9
Deferred tax liabilities - short-term	0.3	—
Current portion of long-term debt	5.8	—

Total current liabilities	224.0	208.2

Long-term debt	597.3	310.7
Deferred revenues	23.0	28.9
Deferred tax liabilities	55.7	23.0
Other long-term liabilities	48.6	47.8

Total liabilities	948.6	618.6

Shareholders’ equity
Restricted voting shares	608.8	572.5
Contributed surplus	15.8	16.5
Accumulated deficit	(529.9)	(478.6)
Accumulated other comprehensive income	17.2	13.9

Total shareholders’ equity	111.9	124.3

Total liabilities and shareholders’ equity	1,060.5	742.9

Patheon Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2013	2012	2013	2012
(in millions of U.S. dollars, except per share information)	$	$	$	$
Revenues	253.9	181.5	467.4	335.4
Cost of goods sold	196.9	147.5	368.0	287.0

Gross profit	57.0	34.0	99.4	48.4
Selling, general and administrative expenses	41.6	34.7	76.8	69.2
Research and development	3.3	—	4.6	—
Repositioning expenses	2.5	6.0	6.5	6.8
Acquisition and integration costs	3.7	—	8.1	—
Impairment charge	—	57.9	10.1	57.9
Gain on sale of capital assets	(1.3)	—	(1.6)	—

Operating income (loss)	7.2	(64.6)	(5.1)	(85.5)
Interest expense, net	12.6	6.5	22.4	13.0
Foreign exchange loss, net	0.7	0.5	1.5	0.2
Refinancing expenses	0.1	—	29.2	—
Other income, net	(0.1)	—	(0.5)	(0.1)

Loss from continuing operations before income taxes	(6.1)	(71.6)	(57.7)	(98.6)
(Benefit from) provision for income taxes	(6.2)	8.0	(6.4)	0.3

Income (loss) from continuing operations	0.1	(79.6)	(51.3)	(98.9)
Loss from discontinued operations	—	(0.1)	—	(0.2)

Net income (loss) attributable to restricted voting shareholders	0.1	(79.7)	(51.3)	(99.1)

Basic income (loss) per share
From continuing operations	$0.001	($0.614)	($0.373)	($0.763)
From discontinued operations	—	($0.001)	—	($0.002)

Net income (loss) per share, basic	$0.001	($0.615)	($0.373)	($0.765)

Diluted income (loss) per share
From continuing operations	$0.001	($0.614)	($0.373)	($0.763)
From discontinued operations	—	($0.001)	—	($0.002)

Net income (loss) per share, diluted	$0.001	($0.615)	($0.373)	($0.765)

Weighted-average number of shares outstanding (in thousands)
Basic	140,043	129,639	137,694	129,639

Diluted	142,709	129,639	137,694	129,639

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended April 30,
	2013	2012
(in millions of U.S. dollars)	$	$
Operating activities
Loss from continuing operations	(51.3)	(98.9)
Adjustments to reconcile loss from continuing operations to cash used in operating activities
Depreciation and amortization	23.2	21.4
Impairment charge	10.1	57.9
Foreign exchange loss on debt	0.2	—
Other non-cash interest	6.7	0.6
Change in other long-term assets and liabilities	(1.9)	(0.5)
Deferred income taxes	(0.7)	1.1
Amortization of deferred revenues	(9.0)	(5.0)
Gain on sale of capital assets	(1.6)	—
Stock-based compensation expense	1.7	1.8
Other	(0.4)	—

	(23.0)	(21.6)
Net change in non-cash working capital balances related to continuing operations	(3.6)	(11.6)
Increase in deferred revenues	9.3	10.6

Cash used in operating activities of continuing operations	(17.3)	(22.6)
Cash used in operating activities of discontinued operations	—	(0.3)

Cash used in operating activities	(17.3)	(22.9)

Investing activities
Additions to capital assets	(18.5)	(17.6)
Proceeds on sale of capital assets	6.5	—
Acquisitions, net of cash acquired	(256.1)	—

Cash used in investing activities of continuing operations	(268.1)	(17.6)
Cash provided by investing activities of discontinued operations	—	0.1

Cash used in investing activities	(268.1)	(17.5)

Financing activities
Decrease in short-term borrowings	—	(1.3)
Proceeds from long-term borrowings	613.6	32.0
Increase in deferred financing costs	(22.6)	—
Repayment of debt, net of penalty payment	(324.3)	(3.0)
Share issuance costs	(0.7)	—
Proceeds on issuance of restricted voting shares	34.7	—

Cash provided by financing activities	300.7	27.7

Effect of exchange rate changes on cash and cash equivalents	2.4	(1.1)

Net increase (decrease) in cash and cash equivalents during the period	17.7	(13.8)
Cash and cash equivalents, beginning of period	39.4	33.4

Cash and cash equivalents, end of period	57.1	19.6

ADJUSTED EBITDA BRIDGE

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2013	2012	2013	2012
	$	$	$	$
Total Adjusted EBITDA	34.4	16.5	54.2	14.6
Depreciation and amortization	(12.2)	(10.8)	(23.2)	(21.4)
Repositioning expenses	(2.5)	(6.0)	(6.5)	(6.8)
Acquisition and integration costs	(9.8)	—	(14.2)	—
Interest expense, net	(12.6)	(6.5)	(22.4)	(13.0)
Impairment charge	—	(57.9)	(10.1)	(57.9)
Gain on sale of capital assets	1.3	—	1.6	—
Benefit from (provision for) income taxes	6.2	(8.0)	6.4	(0.3)
Refinancing expenses	(0.1)	—	(29.2)	—
Operational initiatives related consulting costs	(1.8)	(6.0)	(1.9)	(12.3)
Stock-based compensation expense	(0.9)	(0.8)	(1.7)	(1.8)
Purchase accounting adjustments	(2.1)	—	(5.0)	—
Other	0.2	(0.1)	0.7	—

Income (loss) from continuing operations	0.1	(79.6)	(51.3)	(98.9)

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SOURCE Patheon Inc.

Contact:

Jennifer Almond

Investor Relations and Corporate Communications

Tel: (919) 226-3200

Email: investorrelations@patheon.com